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                                   EXHIBIT 15

April 25, 2007

USG Corporation
550 West Adams Street
Chicago, Illinois 60661

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of USG Corporation and subsidiaries for the three-month periods ended March 31, 2007 and 2006, and have issued our report dated April 25, 2007; as indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, is incorporated by reference in Registration Statements Nos. 33-22581 (as amended), 33-36303, 33-63554, 33-65383, 333-136289 and 333-140949 on Form S-8,
Registration Statement No. 333-132203 on Form S-1, Registration Statement No. 333-141220 on Form S-3 and Registration Statement No. 333-141940 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois